AMENDMENT
TO THE
PROFIT SHARING PLAN FOR EMPLOYEES
OF
ALLIANCEBERNSTEIN L.P.

    WHEREAS, AllianceBernstein, L.P. (the “Company”) maintains the Profit Sharing Plan for Employees of AllianceBernstein L.P., amended and restated as of January 1, 2015, as amended (the “Plan”); and

    WHEREAS, pursuant to subsection 16.01 of the Plan, the Company, by action of the Board of Directors of the general partner of the Company responsible for the management of the Company’s business, or a committee thereof designated by such Board, may amend the Plan, subject to certain restrictions in the Plan; and

    WHEREAS, the Company desires to amend the Plan to exclude certain employees and to incorporate changes required by the Setting Every Community Up for Retirement Enhancement Act of 2019 and the Coronavirus Aid, Relief, and Economic Security Act of 2020.

    NOW, THEREFORE, the Plan is hereby amended, effective May 15, 2022 or as otherwise specifically set forth below, as follows:

1.A new subsection is added the Section 1.19(c), the definition of “Excluded Employee,” as follows:

(7)is employed as an intern; provided, however, that if any such intern (i) completes 12 months of service, accrues 1000 or more Hours of Service in a single Plan Year, and is over age 21, or (ii) completes 500 or more Hours of Service in three consecutive Plan Years and is over age 21, then such Employee shall become a Member of the Plan.

2.Section 1.41 is hereby amended in its entirety to read as follows:

“Required Beginning Date” means

(a)Effective January 1, 2020:

(1)for a Member who has not attained age 70½ as of December 31, 2019 and who is not a 5 percent owner (as defined in Code Section 415) in the Plan Year in which he attains age 72, April 1 of the calendar year following the calendar year in which occurs the later of the Member’s (i) attainment of age 72 or (ii) Retirement.
(2)For a Member who has not attained age 70½ as of December 31, 2019 and who is a 5 percent owner (as defined in Code Section 415) in the Plan Year in which he attains age 72, April 1 of the calendar year following the calendar year in the Member attains age 72.

(b)For Plan Years prior to January 1, 2020:

(1)for a Member who is not a 5 percent owner (as defined in Code Section 415) in the Plan Year in which he attains age 70½ and who attains age 70½ after December 31, 1998, April 1 of the calendar year following the calendar year in which occurs the later of the Member’s (i) attainment of age 70½ or (ii) Retirement.
(2)For a Member who (i) is a 5 percent owner (as defined in Code Section 415) in the Plan Year in which he attains age 70½, or (ii) attains age 70½ before January 1, 1999,

April 1 of the calendar year following the calendar year in the Member attains age 70½.
(3)Notwithstanding the foregoing, effective January 1, 2004, the Required Beginning Date of any Member of attained age 70 ½ prior to January 1, 1998 is the April 1 of the calendar year following the calendar year in which occurs the later of the Member’s (i) attainment of age 70½ or (ii) Severance from Employment; provided that, if such a Member who has commenced receiving minimum distributions in accordance with Code Section 401(a)(9) does not elect, pursuant to Section 11.08(h) of the Plan, to cease receiving such minimum distributions, the Required Beginning Date of such Member shall be age 70½.

3.Section 5.01(a) is hereby amended in its entirety to read as follows:

(a)For each Plan Year beginning after December 31, 2005, any Member may elect to defer the receipt of a portion of his “Salary Reduction Compensation” while a Member for the Plan Year, in such increments that the Board, the Investment Committee or the Administrative Committee may decide, and direct the Employer to contribute the amount so deferred into the Trust to be invested in the Investment Fund or Funds designated by the Member. A Member’s election shall be made in a form prescribed by the Administrative Committee filed with the Member’s Employer, prior to the date that the Compensation would, but for the election, be made available to the Member, and the election shall remain in effect until it is modified or terminated, all in accordance with rules established by the Administrative Committee. In no event may a Member’s salary deferral exceed the $18,000 dollar limitation (or any higher amount that may be allowed by Treasury Regulations), as provided in Code Section 402(g). Any Member’s salary deferral for any pay period may be further adjusted, at the Administrative Committee’s direction and discretion, to comply with the discrimination standards applicable to Code Section 401(k) arrangements in particular, to all plans qualified under Code Section 401(a) in general, and/or with the limitations contained in Article XVII. The Board, the Investment Committee, or the Administrative Committee may from time to time impose limitations on the Member Salary Deferral Percentage, including limitations that apply only to Highly Compensated Employees, as the Board, the Investment Committee, or the Administrative Committee in good faith determine advisable to ensure compliance with any Federal income tax rule or for administrative feasibility

4.Section 7.5 is hereby amended in its entirety to read as follows:

Required Beginning Date. The date specified in Section 1.41 of the Plan.

5.Section 8.07 is hereby amended to add a new subsection (g) as follows:

(g)Effective March 27, 2020:

(1)Members who are Qualified Individuals (as defined in Section 11.10(d)(1)) shall be eligible for loans pursuant to this Section 8.07 except that the $50,000 limit set forth in Section 8.07(c)(1) shall be replaced by a $100,000 limit and the limit of one-half of the present value of the non-forfeitable accrued benefit of the Member set forth in Section 8.07(c)(2) shall be replaced by a limit equal to the present value of the non-forfeitable accrued benefit of the Member, provided such loan is made during the period beginning March 27, 2020 and ending on September 22, 2020.

(2)Members who are Qualified Individuals with outstanding loans on or after March 27, 2020, shall be subject to the following relief:

(A)If the due date for any repayment with respect to the Qualified Individual’s loan occurs during the period beginning March 27, 2020 and ending December 31, 2020, such due date shall be delayed for one year;

(B)Any subsequent repayments with respect to any such loan shall be appropriately adjusted to reflect the delay in the due date under Section 8.07(g)(2)(A) above and any interest accruing during such delay; and

(C)In determining the 5-year period and the term of a loan, the period described in Section 8.07(g)(2)(A) shall be disregarded.

6.Section 11.08(a) is hereby amended to add a new subsection (3) as follows:

(3)Notwithstanding anything in this Section 11.08 or Appendix A to the contrary, effective January 1, 2020, a Member or Beneficiary who would have been required to receive a required minimum distribution in the 2020 calendar year (or who would have been required to receive a required minimum distribution in 2021 with a Required Beginning Date of April 1, 2021 for the 2020 calendar year) will not receive this distribution unless the Member or Beneficiary chooses to receive the distribution.

7.Section 11.10 is hereby amended to add a new subsection (d) as follows:

(d)Effective January 1, 2020 through December 30, 2020, each Member and Beneficiary who is a “Qualified Individual” may elect to withdraw up to $100,000 from his or her Member Contributions Account and the actual earnings thereon in the form of a “Coronavirus-Related Distribution.”

(1)A Coronavirus-Related Distribution shall mean a distribution from the Plan to a Member or Beneficiary who is a “Qualified Individual.” A Qualified Individual is a Member or Beneficiary:

(A)Who is diagnosed with the virus SARS-CoV-2 or with coronavirus disease (COVID-19) by a test approved by the Centers for Disease Control and Prevention,

(B)Whose spouse or dependent (as defined in Code Section 152) is diagnosed with such virus or disease by such a test, or

(C)Who experiences adverse financial consequences as a result of being quarantined, being furloughed or laid off or having work hours reduced due to such virus or disease, being unable to work due to lack of child care due to such virus or disease, closing or reducing hours of a business owned or operated by the individual due to such virus or disease, or other factors as determined by the Secretary of the Treasury (or the Secretary’s delegate).

(2)The Administrative Committee may rely on a Member’s or Beneficiary’s certification that the Member or Beneficiary meets a condition to be considered a Qualified Individual in determining whether to allow a Coronavirus-Related Distribution.

(3)Any Member who receives a Coronavirus-Related Distribution may, at any time during the 3-year period beginning on the day after the date on which such Coronavirus-Related Distribution was received, make one or more contributions in an aggregate amount not to exceed the amount of such Coronavirus-Related Distribution to the Plan.

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